Exhibit 99.1

Allied Motion Achieves Record Profits and Revenues for the Second Quarter Ended June 30, 2008

DENVER--(BUSINESS WIRE)--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced it achieved a 188% increase in net income for the second quarter ended June 30, 2008 with net income of $1,001,000 or $.13 per diluted share compared to $347,000 or $.05 per diluted share for the same period last year. Revenues for the second quarter increased 15% to $23,549,000 compared to $20,405,000 last year. Backlog at June 30, 2008 was $32,346,000.

During the six months ended June 30, 2008, the Company achieved an increase of over 81% in net income with net income of $1,925,000 or $.26 per diluted share compared to net income of $1,062,000 or $.15 per diluted share for the same six months last year. Revenues for the first six months this year were $46,861,000 compared to $42,391,000 for the same period last year, or a 10.5% increase.

The Company also announced that it has been added to the Russell Microcap Index after the Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes on June 27, 2008. Russell indexes are widely used by investment managers and institutional investors for both index funds and as benchmarks for passive and active investment strategies. The Russell Microcap Index measures the performance of the microcap segment of the U.S. equity market.

“We are very pleased to report that the profit and revenues achieved this quarter are both the highest quarterly profit and revenues we have achieved since the Company was restructured in July 2002,” commented Dick Smith, CEO of Allied Motion. “Our improvement in profit was driven this quarter by higher sales and higher gross profit margins which improved to 27% from 22% last year. Our 15% increase in revenues resulted from a 23% increase in sales into our aerospace and defense, medical, distribution and certain markets in our industrial and electronics market segments such as the pumps and instruments markets partially offset by an 8% downturn in recreation related markets such as RVs and marine markets. The improvement in our gross margins resulted from an improved mix of higher margin sales as well as cost improvements we are realizing from improved efficiencies and lower cost manufacturing we continue to realize from our increased production and sourcing of product from our contract manufacturing facility in China. Also contributing to our profit improvement was lower interest costs of $145,000 reflecting a reduction in outstanding debt and lower borrowing costs. We continue to execute our strategy that is building the foundation necessary to achieve our long-term goals for growth in sales and profitability, as well as to facilitate our continued expansion into the motion control industry. We are also pleased with our inclusion in the Russell Microcap Index, which reflects our continued positive momentum,” added Dick Smith. “Russell is an industry leader for stock indexes, and we expect our inclusion will enhance our visibility among institutional investors.”

Dick Warzala, President of Allied Motion, added, “Due to the broad diversification we have established in our customer base, our current quarter results reflect Allied Motion’s ability to weather short term downturns in specific markets, e.g., housing, construction and RV’s. Our many new design wins and a strong pipeline of new applications and products continues to bode well for our future prospects. As always, we remain committed to our strategy and our operations remain focused on supporting our customers through continuous improvements in Quality, Delivery, Innovation and Cost. Allied Systematic Tools (AST) implementation, Low Cost Region (LCR) ramp up, Innovative New Product Development and our Six Sigma initiatives are the key drivers to our success. I am also pleased to report the addition of several new employees this past quarter. These additions will enhance our growth opportunities in the future and provide our customers with “Motion Solutions That Raise The Bar”.

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s August 4, 2008 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC. FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
HIGHLIGHTS OF OPERATING RESULTS	2008	2007	2007	2007
Revenues	$ 23,549	$ 20,405	$ 46,861	$ 42,391
Cost of products sold	17,148	15,907	34,295	32,532
Gross Margin	6,401	4,498	12,566	9,859
Operating expenses and other	4,930	3,981	9,705	8,262
Income before income taxes	1,471	517	2,861	1,597
Provision for income taxes	(470)	(170)	(936)	(535)
Net Income	$ 1,001	$ 347	$ 1,925	$ 1,062
PER SHARE AMOUNTS:
Diluted income per share	$ .13	$ .05	$ .26	$ .15
Diluted weighted average common shares	7,436	7,127	7,389	7,103
CONDENSED BALANCE SHEETS	June 30, 2008	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$ 1,903	$ 534
Trade receivables, net	12,353	10,223
Inventories, net	11,277	11,000
Other current assets	1,427	1,895
Total Current Assets	26,960	23,652
Property, plant and equipment, net	10,649	11,133
Goodwill and intangible assets	16,470	16,722
Total Assets	$ 54,079	$ 51,507
Liabilities and Stockholders’ Investment
Current Liabilities:
Debt obligations	$ 811	$ 827
Accounts payable and other current liabilities	10,870	10,429
Total Current Liabilities	11,681	11,256
Long-term debt obligations	2,400	3,595
Other long-term liabilities	2,544	2,659
Total Liabilities	16,625	17,510
Stockholders’ Investment	37,454	33,997
Total Liabilities and Stockholders’ Investment	$ 54,079	$ 51,507

	For the Six Months Ended June 30,
CONDENSED STATEMENTS OF CASH FLOWS	2008	2007
Cash flows from operating activities:
Net income	$ 1,925	$ 1,062
Depreciation and amortization	1,769	1,709
Changes in working capital balances and other	(1,213)	(1,425)
Net cash provided by operating activities	2,481	1,346

Cash flows from investing activities:
Purchase of property and equipment	(682)	(828)
Net cash used in investing activities	(682)	(828)

Net cash (used in) provided by financing activities	(479)	206
Effect of foreign exchange rate changes on cash	49	5
Net increase in cash and cash equivalents	1,369	729
Cash and cash equivalents at beginning of period	534	669
Cash and cash equivalents at June 30,	$ 1,903	$ 1,398

CONTACT:
Allied Motion Technologies Inc.
Richard Smith, 303 799-8520
or
Sue Chiarmonte, 303 799-8520
Fax: 303 799-8521